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Natus Medical Incorporated

(Name of Registrant as Specified in Its Charter)

Voce Catalyst Partners LP
Voce Capital Management LLC
Voce Capital LLC

J. Daniel Plants
Mark G. Gilreath
Lisa Wipperman Heine
Joshua H. Levine

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Voce Capital Management LLC (together with its affiliates, “Voce”), together with the other participants named herein (collectively, the “Participants”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for the election of its slate of director nominees and certain business proposals at the 2018 annual meeting of stockholders of Natus Medical Incorporated, a Delaware corporation (the “Company”).

On April 23, 2018, Voce published a press release and letter to fellow stockholders of the Company. The full text of the press release and letter is attached hereto as Exhibit 1 and is incorporated herein by reference.

EXHIBIT 1

vocecapital

A voice for value

VOCE CAPITAL NOMINATES THREE NATUS DIRECTORS

Argues Urgent Change is Needed to Address Persistent Value Destruction at Natus

Strategic Errors, Inconsistent Execution – with Over-Dependence on Serial M&A – and Lack of Leadership Have Failed Stockholders, In Voce’s View

Sees Current Board as Fundamentally Responsible for Natus’ Underperformance, Given Excessive Tenures, Compromised Independence, Entrenching Behavior, Filing of Misleading Documents with the SEC, and Fact that Independent Directors Collectively Own Less Than 1% of Shares Outstanding

Board is Out-of-Touch with Modern Corporate Governance, Evidenced by its Hostility Towards Stockholders

Believes Its Three Highly-Qualified, Independent Nominees – Mark Gilreath, Lisa Wipperman Heine and Joshua H. Levine – Bring Relevant Medtech Experience; Commercial, Clinical and Regulatory Expertise; Track Records of Successful Strategic Transactions; and Meaningful Board and Governance Credibility Essential to Maximizing Stockholder Value

San Francisco, CA (April 23, 2018) – Voce Capital Management LLC (“Voce”), a long-term owner of Natus Medical Incorporated (Nasdaq: BABY) (“Natus,” or the “Company”), today announced that it has nominated three highly-qualified, independent candidates for election to the Board of Directors at the Company’s 2018 Annual Meeting.

Voce issued the following letter to Natus stockholders in connection with the nominations:

April 23, 2018

 Dear Fellow Stockholders of Natus Medical Incorporated:

Voce Capital Management LLC (“Voce”) is a long-term owner of Natus Medical Incorporated (Nasdaq: BABY) (“Natus” or the “Company”), having first invested in 2013, and is currently a substantial stockholder of the Company.

As Natus stockholders are painfully aware, the Company is in the throes of a multi-year syndrome of poor strategic decisions, deteriorating business fundamentals, sloppy execution and negative stock price performance. What may not be as apparent to stockholders, at least not yet, is just how culpable the Board of Directors of Natus (the “Board”) has been in permitting and even rewarding the questionable choices that have led Natus to this point.

We strongly believe:

▪	The destruction of value at Natus is serious, urgent and was entirely foreseeable and preventable;
▪	Natus has failed stockholders through strategic errors, inconsistent execution and a lack of leadership;
▪	Natus’ senescent Board should be held accountable for these failures, as its independence has been compromised by the excessive tenures of its members, conflicts of interest, hostility towards stockholders and self-entrenchment behavior, including its filing of false and misleading documents with the SEC; and
▪	Voce is committed to pursuing changes at Natus that will maximize value for all stockholders, starting with the nomination of the three highly-qualified, independent Director candidates that we are announcing today.

 Flawed Strategy and Lack of Leadership

It didn’t have to be this way. When we first invested in Natus five years ago, the Company was in disarray. CEO James Hawkins had long pursued a “roll-up” strategy, with a string of poorly integrated acquisitions, muted organic growth, declining profitability and management turnover. His primary talking point in our first meeting with him was that he intended to maximize the value of Natus through a sale once he stabilized the business. Having just completed 2012 with annual revenues of $292 million, he stated that he had built Natus through acquisitions to reach $300 million in revenues which was the “critical mass” he felt he needed to attract the attention of General Electric and Philips, competitors whom he stated were his preferred acquirers of Natus. (That bogey steadily grew over time, to $400 million, then $500 million and beyond . . . ) CEO Hawkins also represented that he was in annual dialogue with each of those parties concerning a potential sale of the Company.

After the arrival of CFO Jonathan Kennedy in March 2013, the Company appeared to regain its footing as CFO Kennedy began mopping up CEO Hawkins’ mess.[1] Over the next three years, Natus made only three small acquisitions totaling approximately $17 million in value (one of which was only $1 million). Boosted by facility consolidation (necessitated from all the previous buyout activity), gross and operating margins both expanded. CFO Kennedy also reduced the corporate tax rate from 31% to 23% through a series of shrewd maneuvers. Earnings jumped from $0.62 in 2012 to $1.55 in 2015, with the Company consistently beating and raising guidance.

As early as 2015, however, we grew concerned that the low-hanging fruit of the turnaround had been picked. Rather than hewing to the strategy he had initially articulated to us, CEO Hawkins began floating suggestions he was sniffing around for more, and bigger, deals. In a series of meetings with management and the Board we cautioned that Natus’ organic growth rate made it difficult to justify its valuation; that its tentative share repurchase program would not, by itself, create value; and that one-time benefits from facility closures and tax mitigation strategies had run their course. Most importantly, we warned that further acquisitions would be strategically difficult to justify and would engender unacceptable risks, especially given the Company’s M&A track record.

Unfortunately, our pleas fell on deaf ears. Over the next two years, the Board approved a resumption of CEO Hawkins’ roll-up strategy just as Natus’ organic growth began to stagnate and its operating margins peaked and then contracted. The impressive string of quarterly results also came to an end: Starting in 3Q15, Natus went on to disappoint investors seven of the next eleven quarters (through 1Q18).

But despite these challenges – or perhaps because of them – CEO Hawkins chose once again to hit the acquisition trail rather than focus on managing and growing the existing business. During that time, Natus announced two of its largest deals ever, starting with the acquisition of GN Otometrics for $145 million on September 25, 2016. Otometrics, which manufactures and sells hearing aid tools to audiologists, thrust Natus into an entirely new market. Ironically, on the same day it announced the largest acquisition in its history, Natus pre-announced another disastrous quarterly miss (against an already lowered set of expectations and unambitious 3Q16 guidance). It also disclosed a regulatory deficiency at its Seattle facility which resulted in a product ship-hold. Shareholders voted with their feet, and the stock fell 10% that day.

2016 turned out to be a disaster for Natus stockholders, with the stock losing 28% of its value. (For CEO Hawkins, not so much, as his pay grew from $4.5 million to $5.2 million that year.) As 2017 dawned, CEO Hawkins promoted a very rosy picture of the new year, with earnings forecasted to be $1.80-$1.85 per share. He reassured investors that, despite the very back-end loaded nature of the projections, Natus would deliver the forecasted results, particularly with the addition of Otometrics.

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[1] CEO Hawkins himself acknowledged this on the most recent earnings call: “If you go back a few years ago when Jonathan joined us, we were in this basic position, but, in fact, it was a lot worse when he joined us.” 4Q17 Earnings call (February 7, 2018).

CEO Hawkins then followed that up with another significant deal. On September 11, 2017, Natus announced it was buying the neurosurgery assets from Integra Lifesciences for $47.5 million. The superficial nexus to Natus’ non-surgical neuro business which he offered as strategic justification for the deal was unconvincing. Underscoring the lack of overlap, Natus subsequently launched an entirely new salesforce to sell these surgical products into the operating room.

On January 8, 2018, Natus pre-announced 4Q17 and full year results that were meaningfully below expectations, caused by weak performance in its neurodiagnostic business. But more importantly, CEO Hawkins was forced to admit that Otometrics had failed to meet expectations and that its integration was behind schedule. Similarly, Integra was struggling because of the need to hire and train a new stand-alone salesforce, highlighting the lack of a shared call point and therefore limited synergies from the deal. As a result, Natus issued 2018 guidance that was materially below expectations. When Natus reported its full results on February 7, it further revealed its plans to make a series of risky, and expensive, investments into new and uncertain products and markets.

As we approach the three-year anniversary of the 2015 Annual Meeting where we first urged the Board to choose a different path than the one it authorized CEO Hawkins to pursue, Natus has surrendered a significant amount of its value while the indices and Natus’ self-selected “proxy peers” have all appreciated meaningfully.[2] Natus badly trails the Russell 2000 (of which it is a constituent) and the S&P 500, and its peers, over the past one- and three-years:

While the data does show that Natus has out-performed the indices over a five-year period, that is exclusively owing to its performance during the 2013-15 turnaround. As such, the more recent periods reflect the Company’s current trajectory and therefore are a better leading indicator for its prospects and potential performance. We discuss Natus’ likely future in the next section.

Management’s Plan for Natus

CEO Hawkins has always appeared to prefer doing deals over building Natus organically. Yet his success extracting value from acquisitions is dubious at best. In 2005, when this buying spree began, Natus had approximately $43 million in revenue. The aggregate revenue of the companies purchased since then, measured at the time of their acquisition, is approximately $492 million. Yet Natus’ pro forma 2017 revenue (inclusive of its acquisitions of Otometrics and Integra), was approximately $531 million. This implies total organic revenue growth of negative $4 million over the previous twelve years. Despite its aggregate investment of $569 million over more than a decade the Company has nevertheless managed to shrink its revenue base! Nor do the acquisitions appear to have generated any benefits of scale: Natus’ gross margins and operating margins were higher in 2005 than now (63% and 14% then versus 60% and 13% today, respectively), before the acquisition frenzy started and when the Company had a fraction of its current revenues.

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[2] June 4, 2015 through March 19, 2018, the last day before The Wall Street Journal reported on our efforts to seek change at Natus (the stock, which was down on March 20 when the WSJ story was released midday, spiked immediately upon the release of the story). Natus has appreciated 10.1% since word of our involvement became public, compared to negative returns for the S&P 500 and Russell 2000 over that period. All measurement periods herein refer to March 19 as the unaffected stock price unless otherwise noted.

Not surprisingly, CEO Hawkins’ growth strategy is dependent on more of the same: serial dealmaking. At Natus’ 2017 Analyst Day last June, the Company’s presentation deck announced for the first time a strategy to “Drive to $1B” in revenues.[3] One wonders what happened to CEO Hawkins’ earlier promises about just needing to reach $300 million, then $400 million and eventually $500 million in order to make Natus strategically relevant. Of even greater concern, the same slide revealed that of the $500 million in incremental revenues Natus hopes to generate, acquisitions would be responsible for $350 million of it, i.e., 70% of the plan depends upon M&A to succeed. On the most recent earnings call, after acknowledging that Otometrics had failed to meet expectations and that several of its integration initiatives were behind schedule, CEO Hawkins regurgitated the only page he seems to have in his playbook: “We plan to continue to acquire and partner with companies and products to strengthen and expand our markets.”[4]

We see no reason to believe this will work out any better for Natus stockholders than CEO Hawkins’ previous empire-building and, in fact, we think the perpetuation of this strategy grows ever-riskier. The Natus of today is very different than the one CEO Hawkins joined in 2004, which was a one-product company with less than $10 million in quarterly revenue. Natus is now a global company with 1700 employees and nearly half of its revenues generated outside of the U.S., including direct operations in more than a dozen countries, indirect distributor sales into another 100 countries and 13 different facilities around the globe. As its operations have grown, so has its complexity, with reduced visibility and strained systems and controls. For example, it has received multiple FDA warning letters concerning its Seattle facility, which is still operating subject to a ship-hold.[5] Natus also reported a material weakness in 2017 related to the financial reporting of its acquisition activities.

CEO Hawkins’ oft-stated acquisition criterion – acquire companies for half of Natus’ revenue trading multiple – is a novel approach, to say the least. One generally gets what one pays for. But assuming he sticks to this formula, his $350 million acquisition plan would require $420 million of capital. This translates into nearly seven years of free cash flow or, more likely, the further gearing of Natus’ balance sheet.

Poor Corporate Governance

Corporate governance is not an academic nicety; the independence of a board from management, its alignment with stockholders and its effective discharge of its core responsibilities are integral drivers of stockholder value. And in our experience, there’s simply no way that a company can stumble as badly as Natus has without an abject failure of corporate governance as one of its root causes.

Alignment. The independent Directors of Natus collectively own very little of its stock, amounting to less than 1% of the Company’s shares outstanding. This is particularly uninspiring given the extraordinarily long tenures of these Directors. Almost 90% of their holdings have been granted to them rather than purchased in the open market through a conscious investment decision. What’s worse, every single Director has been a net seller of Natus shares, in meaningful amounts and in aggregate over half of their gross stock holdings (other than the new appointee, Dr. Paul). And even more concerning, every independent Director (again, excluding Dr. Paul) has sold Natus stock within the past twelve months. CEO Hawkins in particular has been an inveterate seller of stock, having dumped more than one million shares since becoming CEO.

Independence. Stockholders expect that independent Directors will provide a series of checks and balances to make sure that management, who has extremely broad discretion in the daily affairs of the Company, at all times acts in the best interests of stockholders. The Board is also expected to reward management in an appropriate way for its successes and hold it accountable for failures.

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[3] See Analyst Day Presentation, June 22, 2017, p. 8. Interestingly, the slide deck has been expunged from the investor relations area of the Company’s website.

[4] 4Q17 Earnings call (February 7, 2018).

[5] The same facility received an FDA warning letter in 2007 shortly after it was acquired by Natus in one of CEO Hawkins’ early deals.

One of the touchstones of an independent Board is its approach to executive compensation. Natus explicitly targets the 75th percentile of its self-selected peer group, meaning that right from the start its compensation philosophy is to pay its executives above-market. Over the past five years, CEO Hawkins’ total compensation has increased steadily every year, from $2.1 million in 2012 to $5.2 million in 2016 (the latest year available), despite the Company’s disappointing performance over the past two years. Since the end of 2015, when Natus began to badly under-perform and subsequently lost one-third of its market value, CEO Hawkins has been awarded over $15 million in total compensation.[6] Compounding matters, these grants are all time-based, rather than performance-based, meaning CEO Hawkins need only hang around to collect them, regardless of how Natus performs. Moreover, Natus has disclosed no stock ownership guidelines requiring its executives, or Directors, to hold beyond the vesting date any of the equity that is granted to them. None of these represent best compensation practices and, in fact, are badly out of the mainstream. We note that both Mr. Moore and Ms. Engibous, the two Directors standing for reelection in 2018, are long-time members of the Compensation Committee, as is the Board’s Chairman, Robert Gunst.[7]

We believe the independence of Natus’ Board has been compromised by its excessive tenures and insularity. The average tenure of the Directors is 15 years, and that’s even after the mean is reduced through the inclusion of the one new member added last year (the first new Director invited to join since CEO Hawkins and Chairman Gunst both arrived at Natus in 2004). The two Directors standing for re-election this year are both excessively tenured: Ms. Engibous, who at 14 years on Natus Board would still be considered a relatively junior member by Natus’ standards; and Mr. Moore, Natus’ co-founder and former CEO, who joined the Board during the first Bush Administration (and no, we’re not referring to the first four years of “W”).

Entrenchment. One would think that the avoidance of annual elections would provide the Natus Directors with ample job security, but apparently not.[8] Natus’ Board has been, for at least the past six years, falsely and materially misstating in its Proxy Statement and Notice of Annual Meeting of Stockholders (each, a “Proxy Statement”) the deadline by which stockholders who wish to nominate Director candidates must submit those nominations to the Board for review (the “Nomination Deadline”). More specifically, it has falsely claimed that the Nomination Deadline for each Annual Meeting is in December of the prior year, some four months earlier than is actually mandated by Natus’ governing organizational documents, which put the deadline in April.[9] For example, in Natus’ 2017 Proxy Statement the Board stated that the Nomination Deadline for the 2018 Annual Meeting was December 26, 2017 when in reality the Nomination Deadline for this year’s Annual Meeting is April 21, 2018. There are similar errata in every Natus Proxy Statement since 2012.

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[6] While the total compensation packages for 2017 and 2018 are not yet known, based on CEO Hawkins’ Form 4s he received grants of $4.1 million in January 2017 and $4.2 million in January 2018.

[7] Mr. Moore was on the Compensation Committee from Natus’ IPO in 2001 (and served as the Committee’s Chair since 2005) until sometime after the filing of the 2017 Proxy Statement; Ms. Engibous recently became the Chair of the Committee. See 2017 Natus Proxy Statement. Natus has not disclosed when or why these recent changes to the Compensation Committee were made.

[8] Natus’ Board is “staggered” into three classes, meaning that individual Directors must only face shareholders once every three years.

[9] See Amended and Restated Bylaws of Natus Medical Incorporated, dated March 22, 2012, § 2.3(b).

By misleading stockholders each year that Director nominations were due in December of the previous year – prior to the conclusion of the fiscal year and the release of earnings and prospective annual guidance – Natus has misled stockholders dissatisfied with those results each year into thinking that they had lost their opportunity to nominate Directors for the upcoming annual meeting (see, e.g., 2017 Proxy Statement: “[T]he deadline for submitting proposals or director nominations for consideration at the 2016 annual meeting has passed”).

This is not merely a technical concern. Voce, for one, considered nominating Directors in the past, given our concerns about Natus’ performance and governance, but we were dissuaded from doing so by relying on the inaccurate deadline in Natus’ Proxy Statement, having been misled by the Board into believing that the window to nominate directors had already closed. We find it incredulous we even need to state the following, but apparently we cannot take this for granted when speaking of Natus: Stockholders must be able to rely on the accuracy of documents that a publicly-traded company files with the SEC. The Proxy Statement, in particular, is the most important corporate governance document that any public company files each year; it contains a whole range of essential information that goes to the heart of corporate governance, including details concerning the election of Directors and the independence and performance of the Board in its role as a fiduciary to stockholders. Not coincidentally, given the importance of the Proxy Statement, it must be approved by the Board prior to its filing. Indeed, each of the defective Proxy Statements filed by Natus from 2012-17 concludes with the following signature block: “THE BOARD OF DIRECTORS OF NATUS MEDICAL INCORPORATED” (emphasis in original).

Chairman Gunst’s Inability to Engage with Stockholders

Aside from our foregoing concerns about Natus’ corporate governance and the entrenched nature of its Board, the conduct of Natus’ longstanding Independent Chairman, Robert Gunst, over the past several weeks of our attempted engagement with the Board has been incredibly disappointing and deserves separate discussion here.

Refusal to meet with stockholders. On March 1, 2018, we sent the Board a letter expressing serious concerns about the destruction of stockholder value at Natus. Our letter included an urgent request for a meeting with Chairman Gunst, as well as other available independent directors, to engage in “a constructive dialogue . . . on these critical issues of concern to Natus stockholders.” To facilitate a prompt meeting, we offered to meet Chairman Gunst anywhere that was convenient for him. Despite our letter being specifically and purposefully addressed to the Board, on March 7 we received a letter in response not from the Board but from James Hawkins, the Company’s President and CEO. Why is the Board, or its Chairman, unable to respond directly to stockholders? Of even greater concern, CEO Hawkins’ letter stated that Chairman Gunst had declined our invitation to meet because CEO Hawkins and CFO Kennedy are the Company’s sole representatives, and that our communications with the Board should be limited to, and filtered through, management.

We were stunned to learn that the Board’s independent Chairman feels he is not obligated to meet with concerned stockholders or that he can offload those duties to Company employees. Given the Company’s poor results (which even CEO Hawkins acknowledged in his letter to us), we cannot comprehend how a dialogue between stockholders and the Board regarding performance, accountability and oversight of management can be effectively or candidly communicated through management as the intermediary.

Following a second letter from us to the Board on March 8 and yet another noncommittal response from Chairman Gunst, we concluded that the Board was not acting in good faith, and we submitted two Director nominations to the Company. On Monday, March 20, The Wall Street Journal reported on our activities at Natus. Within an hour of the story hitting the wires, we received a letter from Chairman Gunst suddenly reversing his prior position and agreeing to our previous meeting request.

Inappropriate involvement of management. Yet even after finally agreeing to meet with us on March 28 (almost one month after our original request), Chairman Gunst continued to place roadblocks in the path of a genuine dialogue. Chairman Gunst never communicated with us directly, despite us having provided him with an email address and direct phone number through which he could reach us. None of the letters we received from him had any contact information for him and, rather than email us directly, Chairman Gunst relied upon CEO Hawkins’ executive assistant, using her as the intermediary for all communications. To this day, we still have no idea how to reach Chairman Gunst directly. And in the “can’t-you-get-the-hint?” category, the dedicated address specified in the Natus proxy for stockholders to contact the Board – boardofdirectors@natus.com – returns emails as “undeliverable.”

For several days we repeatedly requested from Chairman Gunst (through CEO Hawkins’ office) a list of the independent Directors that would accompany him at our meeting. Then, less than 24 hours before the meeting, Chairman Gunst finally notified us that neither of the Directors who are standing for reelection this year would attend. But most disturbingly, he announced that he was bringing CEO Hawkins to the meeting, despite our repeated insistence that we meet the independent Directors; after yet another letter from us refusing to meet on those terms, fortunately CEO Hawkins’ invitation was ultimately rescinded.

Unwillingness to engage. Even without CEO Hawkins present to proctor it, the March 28 meeting was nonetheless a farce. Chairman Gunst led the meeting and began it by informing us that the Board would not answer any of our questions and was in listen-only mode. When we immediately objected to this unnecessary restriction, Chairman Gunst stated that the Board’s inability to speak during the meeting was necessitated by our insistence that CEO Hawkins be excluded, because (according to Chairman Gunst) it would “violate Reg FD” for the Board to speak to a shareholder without management present. That is an utter non-sequitur, as most everyone (investors and corporate insiders alike) knows full well that “Regulation Fair Disclosure” limits the selective sharing of material, non-public information (“MNPI”) with investors, regardless of who from the Company discloses it or is present when it happens.[10] Moreover, we had already explicitly advised the Board that we did not wish to receive MNPI during the meeting but rather wanted to engage in a discussion of the Board’s role and views on corporate governance and strategy. Chairman Gunst’s apparent lack of understanding of something as basic as this perhaps explains his fumbling, inconsistent responses to our meeting requests; but it in no way excuses them.

We politely tried to engage the Directors in some sort of discussion during the meeting, but to no avail. Every question we asked – about corporate governance, the Company’s strategy, management’s performance – encountered blank stares or a reiteration by Chairman Gunst of his silencio order. After half an hour or so of getting nowhere, we packed up and left. By the time we had returned to our office Chairman Gunst had already emailed us a canned letter congratulating himself and his Board for meeting with us, for being so “open to input from its shareholders,” and, ironically, asserting a desire to “continu[e] to engage in a … constructive dialogue.” Our vague recollection from grammar school is that the root word of dialogue means “two,” and our brief encounter was anything but bi-directional in nature.

We believe the cultural changes that are required to move Natus forward demand a change in the Board’s leadership. Chairman Gunst’s excessive tenure (14 years), coupled with his lack of relevant healthcare experience (his heyday appears to have been running a discount consumer electronics chain some two decades ago[11]), would be reason enough to merit his immediate retirement. However, we feel strongly that Chairman Gunst’s removal from the Board is also warranted by the abdication of his responsibilities to stockholders as the Company’s Independent Chairman. His arrogance and seeming inability to grasp the duties of his role are so at odds with modern corporate governance that his continued presence on Natus’ Board is untenable, in our opinion. We have therefore taken the additional step of proposing to remove him as a Director at the 2018 Annual Meeting.

A Better Path Forward

Our plan to help revitalize Natus begins with substantial, immediate reform of its Board. On April 20, 2018 – in compliance with Natus’ actual Director nomination deadline rather than the fictitious one the Board has propagated for several years – Voce nominated the following three independent candidates (the “Nominees”) for election at the 2018 Annual Meeting.

Mark Gilreath is an Operating Partner at Frazier Healthcare Partners. Prior to Frazier, he founded EndoChoice, Inc. (NYSE: GI) and served as the Chief Executive Officer and a Director until its acquisition by Boston Scientific in November 2016. EndoChoice focuses on the R&D, manufacturing and commercialization of a diverse portfolio of medical technologies and services for physicians in gastrointestinal (GI) endoscopy. Previously, Mr. Gilreath served in various roles at Given Imaging Inc. (Nasdaq: GIVN) including the President of the Americas and Chief Marketing Officer. Before that, he held various commercial leadership roles with PENTAX Medical including Product Manager, Director of Marketing, Area Sales Manager and Director of Business Development.

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[10] 17 CFR Parts 240, 243 and 249.

[11] See “Good Guys CEO resigns after ‘disappointing’ quarters,” Silicon Valley Business Journal, April 25, 1999.

Mr. Gilreath served in the U.S. Navy in Naval Intelligence, including during Operation Desert Storm. He serves on the Board of Directors of the Medical Device Manufacturers Association, Spencer Health Solutions and the Marcus Autism Center. In 2013, he was selected as Business Person of the Year in Metro Atlanta. In 2014, he was a finalist for the Ernst & Young Entrepreneur of the Year Award. Mr. Gilreath holds a B.Sc. from Winthrop University and an M.B.A. from the Fuqua School of Business at Duke University.

Lisa Wipperman Heine is Chief Operating Officer at Mitralign, Inc., a venture-backed innovator of transcatheter heart valve technologies. Prior to joining Mitralign, she was the Founder and Principal at deArca Strategic Solutions, LLC, a consulting firm focused on helping medical technology companies assess, develop and execute strategies related to market opportunities and technology adoption. Ms. Heine has also served in multiple leadership roles at Covidien, Inc. (formerly ev3, Inc., now Medtronic), including Global Vice President of Medical Affairs for Vascular Therapies. During her tenure at Covidien, she helped drive the strategy in support of a $1.7B business and was also responsible for leading the strategy and operations of Clinical Affairs, Healthcare Economics, Policy and Reimbursement and Medical Education functions. Ms. Heine currently serves as a Director of Surmodics Inc. (Nasdaq: SRDX), a leading provider of intravascular medical devices and in vitro diagnostic technologies. Ms. Heine speaks frequently on healthcare matters and has published several articles in leading medical journals. In addition, she has served on various advisory boards, including the American Heart Association Go Red for Women Executive Leadership Team, and was previously an adjunct faculty member in the Medical Device graduate program of St. Cloud State University. She received a Bachelor of Arts degree from St. Olaf College and a Master of Science degree from the University of Manitoba.

Joshua H. Levine is the President and CEO and a Director of Accuray Incorporated (Nasdaq: ARAY), a publicly traded radiation oncology company that develops precise, innovative cancer treatment solutions. Previously, Mr. Levine was the President and CEO and a Director of Immucor Corporation, a publicly traded diagnostics manufacturer of automated instrumentation and reagents used in transfusion medical procedures that was acquired by TPG Capital. Prior thereto, Mr. Levine served in several executive capacities during his 14-year tenure with Mentor Corporation, a publicly traded company that was the global market leader in the surgical aesthetics market, including as President and CEO and a Director, and later Worldwide President following the acquisition of the company by Johnson and Johnson for $1 billion.

Each of these outstanding nominees brings substantial, relevant medical device experience; collectively, they fill crucial skill-gaps in sales, marketing, product development, strategy and clinical and regulatory affairs, all of which are areas where Natus has shown significant deficiency. And, given their prior Board tenures and service as named executive officers in public companies, they possess significant corporate governance expertise, another glaring hole at Natus. Finally, none of these candidates have any financial ties to Voce, to one another or to the Company; as such, they are truly independent, a critical quality in desperately short supply at Natus.[12]

Respectfully yours,

VOCE CAPITAL MANAGEMENT LLC

 By:______________________________

J. Daniel Plants

Chief Investment Officer

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[12] The views expressed in this letter are solely those of Voce and no other person; the Nominees had no involvement in the drafting of this letter.

About Voce Capital Management LLC

Voce Capital Management LLC is a fundamental value-oriented, research-driven investment adviser founded in 2011 by J. Daniel Plants.  The San Francisco-based firm is 100% employee-owned.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Voce, together with the other Participants, intends to file a preliminary proxy statement and accompanying proxy card with the SEC to be used to solicit votes for the election of its slate of director nominees and certain business proposals at the 2018 annual meeting of stockholders of the Company.

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, AT (855) 208-8902 OR VIA EMAIL AT INFO@OKAPIPARTNERS.COM.

The Participants in the proxy solicitation are anticipated to be: (i) Voce Catalyst Partners LP, a Delaware limited partnership (“Voce Catalyst Partners”); (ii) Voce Capital Management LLC, a California limited liability company (“Voce Capital Management”); (iii) Voce Capital LLC, a Delaware limited liability company and sole Managing Member of Voce Capital Management (“Voce Capital LLC”); (iv) J. Daniel Plants, sole Managing Member of Voce Capital LLC and a United States citizen (“Mr. Plants”, and together with Voce Catalyst Partners, Voce Capital Management and Voce Capital LLC, the “Voce Parties”); (v) Mark G. Gilreath (“Mr. Gilreath”), (vi) Lisa Wipperman Heine (“Ms. Heine”) and (vii) Joshua H. Levine (“Mr. Heine”).

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 671,401 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). Of the 660,801 shares of Common Stock beneficially owned in the aggregate by the Voce Parties, including the 100 shares of Common Stock owned by Voce Catalyst Partners in record name, such shares of Common Stock may be deemed to be beneficially owned as follows: (a) 660,801 shares of Common Stock may be deemed to be beneficially owned by Voce Capital Management, by virtue of it being the investment advisor to certain investment funds, including Voce Catalyst Partners; (b) 660,801 shares of Common Stock may be deemed to be beneficially owned by Voce Capital LLC, by virtue of it being the general partner of Voce Catalyst Partners; and (c) 660,801 shares of Common Stock may be deemed to be beneficially owned by Mr. Plants by virtue of him being the sole managing member of Voce Capital LLC and the Managing Partner of Voce Capital Management. As of the date hereof, Mr. Gilreath beneficially owns 600 shares of Common Stock. As of the date hereof, Ms. Heine does not beneficially own any shares of Common Stock. As of the date hereof, Mr. Levine beneficially owns 10,000 shares of Common Stock. Each of Mr. Gilreath, Ms. Heine and Mr. Levine expressly disclaims beneficial ownership of the shares of Common Stock beneficially owned by the Voce Parties. Each Participant disclaims beneficial ownership of the shares of Common Stock reported above except to the extent of his, her or its actual pecuniary interest therein.

Investor Contact:

Okapi Partners LLC

Bruce H. Goldfarb / Patrick J. McHugh

(212) 297-0720 or Toll-free (877) 259-6290

info@okapipartners.com

Media Contact:

Sloane & Company

Dan Zacchei / Joe Germani

(212) 486-9500

dzachei@sloanepr.com / jgermani@sloanepr.com